UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 8, 2015
The Andersons, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	000-20557	34-1562374
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

480 West Dussel Drive, Maumee, Ohio		43537
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	419-893-5050
Not Applicable
______________________________________________
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

Effective Friday, May 8, 2015, Dennis J. Addis is no longer an officer of The Andersons, Inc. and has stepped down from his daily activities as the President of the Grain Group. He will remain an employee working on several special projects until his retirement effective July 1, 2015. Neill McKinstray, in addition to his current role as President of the Ethanol Group, will assume the role of President of the Grain Group.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The annual meeting of the shareholders of The Andersons, Inc. was held on May 8, 2015 to elect nine directors, provide advisory approval or disapproval of executive compensation, to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm and to approve an amendment to the Company's Articles of Incorporation in order to authorize 21 million additional common shares. The results of the voting are as follows:

Proposal 1 - Election of Directors:

Director	For	Against	Withheld	Non Votes
Michael J. Anderson	18,328,589	—	2,158,127	5,127,344
Gerard M. Anderson	20,265,237	—	221,479	5,127,344
Catherine M. Kilbane	20,274,383	—	212,333	5,127,344
Robert J. King, Jr.	20,268,938	—	217,778	5,127,344
Ross W. Manire	20,255,529	—	231,187	5,127,344
Donald L. Mennel	20,208,094	—	278,622	5,127,344
Patrick S. Mullin	20,269,856	—	216,860	5,127,344
John T. Stout, Jr.	20,273,706	—	213,010	5,127,344
Jacqueline F. Woods	20,246,900	—	239,816	5,127,344

Proposal 2 - Approval of an amendment to the Company's Articles of Incorporation in order to authorize 21 million additional common shares:

For:	24,817,000
Against:	632,180
Abstain:	164,880
Non Votes:	—

Proposal 3 - Ratification of appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year ending December 31, 2015:

For:	25,481,758
Against:	36,043
Abstain:	96,259
Non Votes:	—

Proposal 4 - Advisory approval or disapproval of executive compensation (non-binding):

For:	19,981,688
Against:	400,385
Abstain:	104,643
Non Votes:	5,127,344

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Andersons, Inc.

May 11, 2015	By:	/s/ John Granato

Name: John Granato
Chief Financial Officer
(Principal Financial Officer)